Exhibit 10.18

LICENSE TERMINATION AGREEMENT

THIS LICENSE TERMINATION AGREEMENT (“Agreement”) is executed as of August 18, 2015 (“Termination Date”), by and between the Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences, a public institution of higher education having principal offices at 4301 West Markham Street #831, Little Rock, Arkansas 72205-7199 USA ("University"), and Accurexa Inc., a Delaware Corporation formerly known as Cyto Wave Technologies, Inc. and having offices at 113 Barksdale, Newark, DE 19711 USA (“Accurexa”).

RECITALS

WHEREAS, University and Accurexa, formerly known as Cyto Wave Technologies, Inc, executed that certain Exclusive License Agreement, dated as of December 15, 2012 (the “License”) and that certain Investigator Initiated Research Study Agreement, dated as of April 18, 2013, (the “Research Agreement”), whereby University granted Accurexa the right to certain patent rights as defined in Article 2.11 of the License (the “Patent Rights”);

WHEREAS, University and Accurexa each desires to terminate the License and the Research Agreement in order to be relieved of all liability for future payments of any consideration due under Article 6.1 of the License and Article 1 of the Research Agreement, and University has agreed to terminate the License and Research Agreements and release Accurexa in accordance with the terms hereof.

AGREEMENT

1.             Effective as of the Termination Date, Accurexa surrenders the License and all rights thereunder, including all of its right, title and interest in and to the Patent Rights.  Accurexa covenants, agrees and represents that it shall have no further right to develop, make, use or sell any product covered under the Patent Rights from and after the Termination Date, and University covenants, agrees and represents that Accurexa shall have no further obligation or liability under the License except for those which pursuant to the terms of the License, were intended to survive the expiration thereof.  Specifically, Accurexa shall have no further obligation or liability to pay an outstanding balance of $11,977 to University under Article 6.1 of the License, and no further obligation or liability to pay an outstanding balance of $91,272 to University under the Investigator Initiated Research Study Agreement, dated April 18, 2013.

2.             Accurexa covenants, agrees and represents that it has good right, full power and authority to surrender and extinguish the License in the manner aforesaid, and that, as of the Termination Date, it has not executed and will not execute any other instruments, sublicenses, or other documents pursuant to which the License shall in any way be charged, encumbered, transferred or assigned.

3.             As of the Termination Date, Accurexa confirms and represents that it does not have any claims against the University in respect of any default or obligation of the University pursuant to the terms of the License or otherwise against which Accurexa has a claim now or against which Accurexa may have a claim in the future and hereby forever releases, discharges, acquits and forever forgives University and its trustees, officers, employees and agents from any and all claims, suits, actions, demands, liabilities and proceedings of every nature and description, known and unknown, arising out of or pursuant to the License.

4.             As of the Termination Date, and conditioned upon Accurexa fulfilling the conditions set forth in Section 2 of this Agreement and regarding the issuance of an Equity Interest per Article 6.1 (f) of the License, University confirms and represents that it does not have any claims against Accurexa in respect of any default or obligation of Accurexa pursuant to the terms of the License or otherwise against which University has a claim now or against which University may have a claim in the future and hereby forever releases, discharges, acquits and forever forgives Accurexa and its shareholders, directors, officers, employees and agents from any and all claims, suits, actions, demands, liabilities and proceedings of every nature and description, known and unknown, arising out of or pursuant to the License.  For the avoidance of doubt, University acknowledges that, pursuant to Article 6.1 (f), it has received 161,316 shares of common stock issued in connection with that certain Share Subscription Agreement dated December 15, 2012 (the “Share Subscription Agreement”) and Accurexa acknowledges that University shall retain its Equity Interest upon execution of this Agreement and that the Share Subscription Agreement and the terms and conditions set forth therein shall survive the termination of the License and the Research Agreement.

5.             This Agreement shall be binding upon and inure to the benefit of University and Accurexa and their respective successors and assigns.  This Agreement constitutes the entire understanding between the parties hereto as to the termination of the License and merges all prior discussions between them relating thereto.  Any amendment or modification to this Agreement shall be effective only if in writing and signed by each party hereto.

6.           This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

7.           This Agreement will be governed by and interpreted according to the laws of the State of Arkansas without reference to its choice of laws provisions.

IN WITNESS WHEREOF, the parties have executed this License Termination Agreement as of the dates set forth below their respective signatures.

Board of Trustees of the University of Arkansas:	Accurexa, Inc.:

By: /s/ Ann Kemp_______________________	By: /s/ George Yu______________________

Title: Vice President for Administration University of Arkansas System	Title: President & CEO

Date: August 18, 2015	Date: August 18, 2015